Company Contact:
Pam Scott
Director of Corporate Communications
(509) 777-6393

Red Lion Hotels Reports First Quarter 2013 Results

SPOKANE, Wash., May 7, 2013 - Red Lion Hotels Corporation (NYSE: RLH), a western U.S. based owner and franchisor of midscale hotels, today announced its results for the first quarter 2013.

Highlights:

•	ADR for comparable owned and leased hotels increased 3.7 percent year over year

•	RevPAR for comparable owned and leased hotels increased 1.3 percent year over year

•	Signed agreements for three franchise hotels during the quarter and two hotels subsequent to quarter end

•	Sold the Red Lion Hotel Pendleton and the Kalispell Center Mall subsequent to quarter end, using part of the proceeds to pay down $8.8 million in debt

Comparable operating results and data from continuing operations (as disclosed in the table by the same title) for the periods included in this release exclude from hotel operations the results of the Red Lion Inn Missoula, Montana, which was sold in the first quarter of 2013, the Red Lion Colonial Hotel in Helena, Montana, which was sold in the third quarter of 2012, and the Red Lion Hotel Denver Southeast, which was sold in the fourth quarter of 2012. Following the sales, these properties continue to operate as franchised hotels and the company is therefore required to report their financial results in continuing operations. Throughout this release the company refers to certain non-GAAP financial measures. Please refer to the tables attached to this release for a reconciliation of these non-GAAP financial measures to their most directly comparable financial measure determined in accordance with GAAP.

“We had a great start to the year driving rate growth at our hotels while expanding our franchise network and continuing to execute on our asset sale strategy,” said Jon E. Eliassen, President and Chief Executive Officer of Red Lion Hotels Corporation. “We also signed a commitment letter with Wells Fargo for a new credit facility to refinance our maturing debt on more favorable terms. Our further improved balance sheet and the new credit facility will give us more flexibility to take advantage of opportunities to reinvest in our owned hotels and improve our guests' experience.”

First Quarter 2013 Results
Comparable revenue from owned and leased hotels of $25.5 million decreased $0.1 million or 0.5 percent compared to the same period a year ago. Comparable ADR increased by 3.7 percent to $80.57, which drove a RevPAR increase of 1.3 percent year over year to $42.64. Despite the increase in RevPAR, rooms revenue was essentially flat due to the impact of Leap Year Day in 2012. Comparable hotel direct operating margin declined to 9.2 percent from 12.6 percent in the same period in 2012. Last year, first quarter results benefitted from one-time seasonal labor cost adjustments that did not reoccur in the first quarter of 2013. The company also invested approximately $0.3 million in additional marketing initiatives in the first quarter of 2013 as compared to the prior year.

Franchise revenue increased to $1.3 million from $1.1 million and net segment results improved slightly from the same period a year ago.

Entertainment revenue grew to $3.4 million, up $0.8 million from the first quarter of 2012. This revenue increase, as well as improved profitability, was primarily driven by the timing and mix of shows.

On a comparable basis, total company EBITDA from continuing operations before special items was a loss of $0.1 million for the first quarter of 2013 compared to income of $1.0 million in the prior year period. Increased marketing investment, legal costs and workers compensation expense in the first quarter of 2013 contributed to the decline in EBITDA.

Additionally, the first quarter of the prior year benefitted from favorable labor cost adjustments that did not reoccur in the 2013 period.

Net loss from continuing operations in the first quarter of 2013 was $3.2 million compared to $7.1 million in the first quarter of 2012. The prior year period included $6.7 million in pre-tax asset impairment charges related to certain assets held for sale.

Discontinued Operations
The operations of the company's commercial mall in Kalispell, Montana, the Red Lion Hotel Medford in Oregon, the ownership of certain real estate in Sacramento, California, and a contract catering business in Yakima, Washington, were classified as discontinued operations. This presentation, as required under generally accepted accounting principles (“GAAP”), separately reports the results including any related asset impairment charges, net of income taxes as “net income (loss) from discontinued operations” on the company's statement of operations for all periods presented.

Assets Sold or Held for Sale
During first quarter, the company sold the Red Lion Inn Missoula in Montana for $1.95 million. Upon closing, the buyers signed a franchise agreement with the company.

At March 31, 2013, the following assets were classified as held for sale on the balance sheet:

•	Red Lion Hotel Medford in Oregon

•	Red Lion Hotel Pendleton in Oregon

•	Kalispell Center Mall in Montana

Subsequent to quarter end, the company sold the following assets:

•	Red Lion Hotel Pendleton in Oregon for $2.25 million, which converted to a franchise upon closing

•
Kalispell Center Mall in Montana for $11.6 million. Concurrent with the sale, the company entered into an operating lease agreement with the buyer of the commercial mall under which the company will continue to operate the attached Red Lion Hotel Kalispell.

Franchise Update
During the first quarter, the company signed three franchise agreements; two with owners of new locations and one with the buyer of the company's previously owned property:

•	Red Lion Inn Missoula in Montana, converted in February 2013 (formerly owned by the company)

•	The LVH - Las Vegas Hotel & Casino in Nevada, converted in March 2013 as the first property in the Leo Hotel Collection

•	Red Lion Inn & Suites Kennewick in Washington, converted in April 2013

Subsequent to quarter end, the company signed two franchise agreements; one with the buyer of the company's previously owned property and one with the owner of a new location:

•	Red Lion Hotel Pendleton in Oregon, converted in April 2013 (formerly owned by the company)

•	Future Red Lion Inn & Suites Tempe in Arizona, expected to convert in May 2013

Liquidity and Balance Sheet
At March 31, 2013, the company had $5.2 million in cash and cash equivalents and $10.0 million available on its line of credit. Additionally, at March 31, 2013, the company had outstanding debt of $79.2 million, of which $48.3 million is current.

During the first quarter of 2013, the company amended its existing credit facility with Wells Fargo Bank, National Association (“Wells Fargo”) to extend its maturity to June 30, 2013. The company also signed a commitment letter with Wells Fargo for a new credit facility. Proceeds from the new facility will be used to refinance all maturing debt, for capital expenditures and for general corporate purposes, and is expected to close prior to June 30, 2013.

Subsequent to quarter end, the company used a portion of the proceeds from the sale of the Kalispell Center Mall to pay off $8.8 million on the existing credit facility.

Capital expenditures for the first quarter ended March 31, 2013, totaled $2.0 million primarily for hotel improvement projects.

Outlook for 2013
Based on the outlook for the markets in which the company operates and on currently available information, the company reaffirms the previously announced RevPAR guidance and plans for capital expenditures for 2013:

•	Full year 2013 RevPAR for comparable owned and leased hotels is expected to increase 1 to 3 percent over 2012, driven primarily by ADR increases.

•
The company expects to invest $10-12 million in capital improvements in 2013. This investment could increase up to an additional $10 million. However, timing of the investment will depend on the scheduling and scope of projects as the company enters its high occupancy season.

Conference Call Information
The company will conduct a conference call on May 7, 2013, at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time), to discuss the results for interested investors, analysts and portfolio managers. Hosting the call will be President and Chief Executive Officer Jon E. Eliassen and Executive Vice President and Chief Financial Officer Julie Shiflett.

To participate in the conference call, please dial the following number ten minutes prior to the scheduled time: (800) 230-1096. International callers should dial (612) 234-9960.

This conference call will also be webcast live on www.redlion.com in the Investor Relations section of the website. To listen to the live call, please go to the Red Lion website at least fifteen minutes prior to the start of the call to register and to download and install any necessary audio software. For those unable to participate during the live broadcast, a replay will be available at 5:00 p.m. Pacific Time on May 7, 2013, through May 21, 2013, at (800) 475-6701 or (320) 365-3844 (International) access code - 291589. The replay will also be available shortly after the call on the Red Lion website.

Red Lion Hotels Corporation is a hospitality company primarily engaged in the franchising, ownership and operation of hotels located in nine states and one Canadian province. As of, the company has system wide. The Red Lion Hotels and Red Lion Inn & Suites network is comprised of square feet of meeting space. The Leo Hotel Collection is comprised of one hotel with 2,956 rooms and 220,000 square feet of meeting space. The Company also owns and operates an entertainment and event ticket distribution business. For more information, please visit the Company's website at www.redlion.com.

This press release contains forward-looking statements within the meaning of federal securities law, including statements concerning plans, objectives, goals, strategies, projections of future events or performance and underlying assumptions (many of which are based, in turn, upon further assumptions). The forward-looking statements in this press release are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those expressed. Such risks and uncertainties include, among others, economic cycles; international conflicts; changes in future demand and supply for hotel rooms; competitive conditions in the lodging industry; relationships with franchisees and properties; impact of government regulations; ability to obtain financing; changes in energy, healthcare, insurance and other operating expenses; ability to sell non-core assets; ability to locate lessees for rental property; dependency upon the ability and experience of executive officers and ability to retain or replace such officers as well as other matters discussed in the Company's annual report on Form 10-K for the year ended December 31, 2012, and in other documents filed by the Company with the Securities and Exchange Commission.

Red Lion Hotels Corporation
Consolidated Statements of Operations
(unaudited)
($ in thousands, except footnotes and per share amounts)

	Three months ended March 31,
	2013	2012	$ Change	% Change

Revenue:
Hotels	$25,594	$28,152	$(2,558)	-9.1%
Franchise	1,264	1,089	175	16.1%
Entertainment	3,373	2,524	849	33.6%
Other	85	110	(25)	-22.7%
Total revenues	30,316	31,875	(1,559)	-4.9%

Operating expenses:
Hotels	23,312	25,038	(1,726)	-6.9%
Franchise	1,299	1,172	127	10.8%
Entertainment	2,984	2,203	781	35.5%
Other	108	191	(83)	-43.5%
Depreciation and amortization	3,664	3,842	(178)	-4.6%
Hotel facility and land lease	1,124	1,126	(2)	-0.2%
Asset impairment	—	6,676	(6,676)	-100.0%
Loss (gain) on asset dispositions, net	(92)	(104)	(12)	-11.5%
Undistributed corporate expenses	1,806	1,381	425	30.8%

Total expenses	34,205	41,525	(7,320)	-17.6%

Operating income (loss)	(3,889)	(9,650)	5,761	-59.7%
Other income (expense):
Interest expense	(1,484)	(1,817)	333	18.3%
Other income, net	101	13	88	n/m

Income (loss) before income taxes	(5,272)	(11,454)	6,182	54.0%

Income tax (benefit) expense	(2,069)	(4,358)	(2,289)	-52.5%

Net income (loss) from continuing operations	(3,203)	(7,096)	3,893	-54.9%

Discontinued operations (3,4,5,6):
Income (loss) from operations of discontinued business units, net of income tax (benefit) expense of $79 and $(40) respectively	138	(72)	210	n/m
Loss on disposal and impairment of the assets of the discontinued business units, net of income tax (benefit) expense of $(25) and $0 respectively	(45)	—	(45)	n/m

Net income (loss) from discontinued operations	93	(72)	165	n/m

Net income (loss)	(3,110)	(7,168)	4,058	-56.6%

Less net income or loss attributable to noncontrolling interest	—	(7)	7	100.0%

Net income (loss) attributable to Red Lion Hotels Corporation	$(3,110)	$(7,161)	$4,051	-56.6%

Earnings per share - basic and diluted
Net income (loss) from continuing operations	$(0.17)	$(0.37)
Net income (loss) from discontinued operations	$0.01	$0.00
Net income (loss) attributable to Red Lion Hotels Corporation	$(0.16)	$(0.37)
Weighted average shares - basic	19,469	19,222
Weighted average shares - diluted	19,469	19,222

Non-GAAP Financial Measures:

EBITDA (1)	$26	$(5,618)	$5,644	n/m
EBITDA as a percentage of revenues	0.1%	(17.6)%

Comparable EBITDA from continuing operations before special items (2)	$(32)	$1,005	$(1,037)	n/m

(1)	The definition of "EBITDA" and how that measure relates to net income (loss) attributable to Red Lion Hotels Corporation is discussed further in this release under Non-GAAP Financial Measures.
(2)	The definition of "Comparable EBITDA from continuing operations before special items" can be found in the table named "Comparable Operating Results and Data From Continuing Operations".
(3)
During the fourth quarter 2011, the company listed for sale its hotel in Medford, Oregon, a non-core asset in which the company does not expect to maintain significant continuing involvement following a sale. Accordingly, the operations of this property have been classified as discontinued operations for all periods presented.

(4)
During the second quarter 2012, based on the company's right to sell its hotel in Sacramento, California to its tenant and on negotiations regarding transaction terms, the operating results from the ownership of this real estate and land were classified as discontinued operations for all periods presented. This hotel sale was completed in the third quarter of 2012.

(5)
During the third quarter 2012, the company listed for sale its commercial mall in Kalispell, Montana. The company does not expect to maintain significant continuing involvement in the property following a sale. Accordingly, the operations of this property have been classified as discontinued operations for all periods presented.

(6)
During the first quarter 2013, the company gave notice to the City of Yakima, Washington to terminate its contract to operate as the catering company for the Convention Center. Accordingly, the operations under this agreement have been classified as discontinued operations for all periods presented.

Red Lion Hotels Corporation
Consolidated Balance Sheets
(unaudited)
($ in thousands, except share data)

	March 31,	December 31,
	2013	2012
Assets:
Current assets:
Cash and cash equivalents	$5,158	$6,477
Restricted cash	2,583	2,417
Accounts receivable, net	5,767	5,774
Notes receivable	4,105	4,112
Inventories	1,435	1,329
Prepaid expenses and other	2,608	2,648
Deferred income taxes	2,261	2,342
Assets held for sale	16,449	18,288
Total current assets	40,366	43,387
Property and equipment, net	193,402	195,012
Goodwill	8,512	8,512
Intangible assets	6,992	6,992
Notes receivable, long term	2,922	2,902
Other assets, net	3,992	4,137
Total assets	$256,186	$260,942
Liabilities:
Current liabilities:
Accounts payable	$5,344	$5,967
Accrued payroll and related benefits	3,000	2,504
Accrued interest payable	916	190
Advance deposits	510	248
Other accrued expenses	9,556	9,286
Long-term debt, due within one year	48,335	49,178
Total current liabilities	67,661	67,373
Deferred income	3,806	3,923
Deferred income taxes	3,836	5,913
Debentures due Red Lion Hotels Capital Trust	30,825	30,825
Total liabilities	106,128	108,034
Stockholders' equity:
Red Lion Hotels Corporation stockholders' equity
Preferred stock - 5,000,000 shares authorized; $0.01 par value; no shares issued or outstanding	—	—
Common stock - 50,000,000 shares authorized; $0.01 par value;19,473,520 and 19,451,849 shares issued and outstanding	195	195
Additional paid-in capital, common stock	151,058	150,798
Retained earnings (accumulated deficit)	(1,195)	1,915
Total stockholders' equity	150,058	152,908
Total liabilities and stockholders' equity	$256,186	$260,942

Red Lion Hotels Corporation
Additional Hotel Statistics
(unaudited)

System-wide Hotels as of March 31, 2013
			Meeting Space
	Hotels	Rooms	(sq. ft.)
Red Lion Owned or Leased Hotels (1):
Comparable Continuing Operations	26	4,936	240,074
Discontinued Operations	1	185	9,552
Red Lion Franchised Hotels (1)	22	3,744	220,461
Leo Hotel Collection	1	2,956	220,000
Total Red Lion Hotels	50	11,821	690,087

Comparable Hotel Statistics from Continuing Operations (1,2,3)

	Three Months Ended March 31, 2013			Three Months Ended March 31, 2012
	Average Occupancy(4)	ADR (5)	RevPAR (6)	Average Occupancy(4)	ADR (5)	RevPAR (6)
Owned and Leased Hotels(1)	52.9%	$80.57	$42.64	54.2%	$77.67	$42.08
Franchised Hotels	46.7%	$82.01	$38.30	47.7%	$78.62	$37.54
Total System Wide(2)	50.5%	$81.08	$40.96	51.7%	$78.01	$40.32

Change from prior comparative period:
Owned and Leased Hotels	(1.3)%	3.7%	1.3%
Franchised Hotels	(1.0)%	4.3%	2.0%
Total System Wide	(1.2)%	3.9%	1.6%

(1)
Includes all hotels owned, leased and franchised, presented on a comparable basis for hotel statistics. The Helena, Denver Southeast and Missoula properties have been excluded from the owned and leased hotel statistics and included in the franchised statistics for all periods shown.

(2)	Excludes one hotel identified as a discontinued operation.

(3)	Excludes statistics for Leo Collection hotel.

(4)
Average occupancy represents total paid rooms divided by total available rooms. Total available rooms represents the number of rooms available multiplied by the number of days in the reported period and includes rooms taken out of service for renovation.

(5)	Average daily rate ("ADR") represents total room revenues divided by the total number of paid rooms occupied by hotel guests.

(6)	Revenue per available room ("RevPAR") represents total room and related revenues divided by total available rooms.

Red Lion Hotels Corporation
Comparable Operating Results and Data From Continuing Operations
(unaudited)
($ in thousands)

Certain operating results for the periods included in this report are shown on a comparable hotel basis. Comparable hotels are defined as properties that are owned or leased by the company and the operations of which are included in the consolidated results from continuing operations for the entirety of the reporting periods being compared.

		Three Months Ended March 31,
		2013	2012

	Comparable total revenue (2)	$30,246	$29,384

	Comparable hotel revenue (2)	25,524	25,661

	Comparable hotel operating expense (3)	23,174	22,425

	Comparable hotel direct operating profit (1)	2,350	3,236
	Comparable hotel direct operating margin (1)	9.2%	12.6%

	Comparable total EBITDA from continuing operations before special items (4)	$(32)	$1,005

(1)
Operating profit margins are calculated by dividing the applicable operating profit by the related revenue amount. GAAP margins are calculated using amounts presented in the consolidated statements of operations. Comparable margins are calculated using amounts presented in the table above.

(2)	The reconciliation of total and hotel revenue per the consolidated statements of operations to comparable total and hotel revenue is as follows:

		Three Months Ended March 31,
		2013	2012

	Total revenue per the consolidated statements of operations	$30,316	$31,875
	less: Revenue from Helena, Denver Southeast and Missoula properties	(70)	(2,491)
	Comparable total revenue	$30,246	$29,384

	Hotel revenue per the consolidated statements of operations	$25,594	$28,152
	less: Revenue from Helena, Denver Southeast and Missoula properties	(70)	(2,491)
	Comparable hotel revenue	$25,524	$25,661

(3)	The reconciliation of hotel operating expense per the consolidated statements of operations to comparable hotel operating expense is as follows:

		Three Months Ended March 31,
		2013	2012

	Hotel operating expense per the consolidated statements of operations	$23,312	$25,038
	less: Hotel operating expenses from Helena, Denver Southeast and Missoula Properties	(138)	(2,613)
	Comparable hotel operating expense	$23,174	$22,425

(4)	The reconciliation of EBITDA from continuing operations before special items per the table entitled "Disclosure of Special Items" to comparable total EBITDA before special items is as follows:

		Three Months Ended March 31,
		2013	2012

	EBITDA before special items per the table "Disclosure of Special Items"	$(124)	$888
	less: EBITDA of Helena, Denver Southeast and Missoula properties	92	117
	Comparable total EBITDA from continuing operations before special items	$(32)	$1,005

Comparable operating results from continuing operations and comparable operating results from continuing operations before special items represent reported operating results less the impact of the Helena, Denver Southeast and Missoula properties' results and less the impact of certain non-recurring charges that do not allow for a meaningful comparison between periods. We utilize these measures because management finds them a useful tool to perform more meaningful comparisons of past, present and future operating results and as a means to evaluate the results of core, ongoing operations. We also believe that investors will find them to be a useful tool to perform more meaningful comparisons of past, present and future operating results and as a means to evaluate the results of core, ongoing operations. We believe they are a complement to reported operating results. Comparable operating results from continuing operations and comparable operating results from continuing operations before special items are not intended to represent reported operating results defined by generally accepted accounting principles in the United States ("GAAP"), and such information should not be considered as an alternative to reported information or any other measure of performance prescribed by GAAP.

Red Lion Hotels Corporation
Reconciliation of EBITDA to Net Income Attributable to Red Lion Hotels Corporation
(unaudited)
($ in thousands)

The following is a reconciliation of EBITDA and EBITDA from continuing operations to net income (loss) attributable to Red Lion Hotels Corporation for the periods presented:

	Three Months Ended March 31,
	2013	2012

EBITDA from continuing operations	$(124)	$(5,788)
Income tax benefit (expense) - continuing operations	2,069	4,358
Interest expense - continuing operations	(1,484)	(1,817)
Depreciation and amortization - continuing operations	(3,664)	(3,842)
Net income (loss) attributable to Red Lion Hotels Corporation
from continuing operations	(3,203)	(7,089)
Income (loss) on discontinued operations, net of tax	93	(72)
Net income (loss) attributable to Red Lion Hotels Corporation	$(3,110)	$(7,161)

	Three Months Ended March 31,
	2013	2012

EBITDA	$26	$(5,618)
Income tax benefit (expense)	2,015	4,398
Interest expense	(1,484)	(1,817)
Depreciation and amortization	(3,667)	(4,124)
Net income (loss) attributable to Red Lion Hotels Corporation	$(3,110)	$(7,161)

NON-GAAP FINANCIAL MEASURES

EBITDA is defined as net income attributable to Red Lion Hotels Corporation, before interest, taxes, depreciation and amortization. EBITDA is considered a non-GAAP financial measurement. We believe it is a useful financial performance measure for us and for our shareholders and is a complement to net income attributable to Red Lion Hotels Corporation and other financial performance measures provided in accordance with generally accepted accounting principles in the United States ("GAAP").

We use EBITDA to measure financial performance because it excludes interest, taxes, depreciation and amortization, which bear little or no relationship to operating performance. By excluding interest expense, EBITDA measures our financial performance irrespective of our capital structure or how we finance our properties and operations. We generally pay federal and state income taxes on a consolidated basis, taking into account how the applicable taxing laws apply to our company in the aggregate. By excluding taxes on income, we believe EBITDA provides a basis for measuring the financial performance of our operations excluding factors that our hotels and other operations cannot control. By excluding depreciation and amortization expense, which can vary from hotel to hotel based on historical cost and other factors unrelated to the hotels’ financial performance, EBITDA measures the financial performance of our hotels without regard to their historical cost. For all of these reasons, we believe that EBITDA provides us and investors with information that is relevant and useful in evaluating our business.

However, because EBITDA excludes depreciation and amortization, it does not measure the capital we require to maintain or preserve our long-lived assets. In addition, because EBITDA does not reflect interest expense, it does not take into account the total amount of interest we pay on outstanding debt nor does it show trends in interest costs due to changes in our borrowings or changes in interest rates. EBITDA, as defined by us, may not be comparable to EBITDA as reported by other companies that do not define EBITDA exactly as we define the term. Because we use EBITDA to evaluate our financial performance, we reconcile all EBITDA measures to net income attributable to Red Lion Hotels Corporation, which is the most comparable financial measure calculated and presented in accordance with GAAP. EBITDA does not represent cash provided by operating activities determined in accordance with GAAP, and should not be considered as an alternative to operating income or net income attributable to Red Lion Hotels Corporation determined in accordance with GAAP as an indicator of performance or as an alternative to cash flows from operating activities as an indicator of liquidity.

Red Lion Hotels Corporation
Disclosure of Special Items
(unaudited)

During the first quarter of 2012, the Company recorded $3.9 million, $2.0 million and $0.7 million, in pre-tax impairment charges in continuing operations related to its sold Denver Southeast property, its sold property in Helena, Montana and its sold property in Missoula, Montana, respectively. As a result, the operations as presented in the accompanying financial statements for the three months ended March 31, 2013 compared to 2012 do not reflect a meaningful comparison between periods. The following table represents a reconciliation of EBITDA from continuing operations before special items to EBITDA from continuing operations per the consolidated statement of operations.

		Three Months Ended March 31,
		2013	2012
	($ in thousands)	EBITDA from continuing operations (1)	EBITDA from continuing operations (1)

Amount before special items		$(124)	$888

	Special items:
	Asset impairment charges (2)	—	(6,676)

EBITDA from continuing operations		(124)	(5,788)

(1)	Amount defined on the preceding table "Reconciliation of EBITDA to Net Income Attributable to Red Lion Hotels Corporation".

(2)	Amounts as included in the line items "Asset impairment" on the accompanying consolidated statements of operations.